Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES FOURTH QUARTER AND
YEAR-END 2012 FINANCIAL RESULTS INCLUDING QUARTERLY REVENUE GROWTH
OF 14% AND NET INCOME GROWTH OF 40%

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Monday, April 1, 2013

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the fourth quarter and twelve months ended December 31, 2012.

For the quarter ended December 31, 2012, the Company reported net sales of $8,216,000, compared to $7,209,000 for the same period in 2011, an increase of 14.0%.

The Company also reported net income of $1,005,000, or $0.04 per diluted share for the fourth quarter of 2012, compared to net income of $716,000, or $0.03 per diluted share, for the fourth quarter of 2011, an increase of 40.4%.

For the twelve months ended December 31, 2012, the Company reported net sales of $29,595,000, compared to $26,823,000 for the same period in 2011, an increase of 10.3%.

The Company also reported net income of $3,171,000, or $0.13 per diluted share for the twelve months ended 2012, compared to net income of $2,430,000, or $0.10 per diluted share, for the same period of 2011, an increase of 30.5%.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “We are pleased by each of our segments’ contribution to our 2012 consolidated revenue and net income. The Company experienced increasing demand throughout 2012 for its Network Solutions products, particularly for applications found in Distributed Antenna Systems. Also, during 2012, our Test & Measurement segment successfully completed delivery of its Peak Power Meters in fulfillment of our $3,000,000 order with the U.S. Navy.”

Genova commented, “By continuing to focus on each of these segments and their related markets, combined with ongoing strategic cost reduction and resource allocation efforts, we believe the Company is well positioned for further improvements in revenue, net income, return on capital and utilization of working capital.”

Genova continued, “During 2012, we were able to effectively utilize our cash reserves through the repurchase of 635,630 shares of our common stock at an average price per share of $1.22. Including the effect of the share repurchases, we were able to increase cash and equivalents from $12,089,782 to $12,969,513. Even more significantly, we were able to achieve an increase in book value per share by 10% from $1.36 to $1.50. We will continue to pursue strategies that we believe will help to increase overall shareholder value.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2012	2011	2012	2011
Statement of Operations Data:
Net sales	$8,216	$7,209	$29,595	$26,823

Gross profit	4,132	3,466	14,777	12,467

Operating expenses
Research and development	633	586	2,524	2,261
Sales and marketing	1,255	1,073	4,603	4,497
General and administrative	1,420	1,166	4,892	3,859
Total operating expenses	3,308	2,825	12,019	10,617

Interest and other (income) - net	(40)	(6)	(23)	(141)

Income from operations before income taxes	864	647	2,781	1,991

Net income	$1,005	$716	$3,171	$2,430

Net Income per common share:
Basic	$0.04	$0.03	$0.13	$0.10
Diluted	$0.04	$0.03	$0.13	$0.10

Weighted average shares outstanding:
Basic	24,069	24,788	24,259	24,963
Diluted	24,439	25,085	24,633	25,138

	December 31,	December 31,
	2012	2011
Balance Sheet Data:
Cash & cash equivalents	$12,970	$12,090

Working capital	$26,516	$23,759

Total assets	$41,230	$37,702

Total liabilities	$5,315	$4,489

Shareholders’ equity	$35,915	$33,213